EXHIBIT 14.1
                                 BIOFIELD CORP.
                                 CODE OF ETHICS

This Code of Ethics (the "Code") is designed to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure of financial information in the periodic reports of Biofield Corp. (the "Company"), and compliance with applicable laws, rules, and regulations.

APPLICABILITY OF THE CODE

The Code applies to the Company's chief executive officer, chief financial officer, controller, and such other finance, accounting, tax or internal audit personnel as the chief executive officer or chief financial officer may from time to time designate. The persons listed in this paragraph are referred to as the "Covered Persons."

HONEST AND ETHICAL CONDUCT

In performing his or her duties, each of the Covered Persons will act in accordance with high standards of honest and ethical conduct, including taking appropriate actions to permit and facilitate the ethical handling and resolution of actual or apparent conflicts of interest between personal and professional relationships.

In addition, each of the Covered Persons will promote high standards of honest and ethical conduct among employees who have responsibilities in the areas of accounting, audit, tax and financial reporting and throughout the Company.

FULL, FAIR, ACCURATE, TIMELY, AND UNDERSTANDABLE DISCLOSURE

In performing his or her duties, each of the Covered Persons will endeavor to promote, and will take appropriate action within his or her areas of responsibility to cause the Company to provide, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications.

In performing his or her duties, each of the Covered Persons will, within his or her areas of responsibility, engage in, and seek to promote, full, fair and accurate disclosure of financial and other information to, and open and honest discussions with, the Company's outside auditors.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS

In performing his or her duties, each of the Covered Persons will endeavor to comply, and take appropriate action within his or her areas of responsibility to comply, with the following principles and practices:

     1. Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

     2. Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

     3. Compliance with the applicable rules and regulations of Federal, State and local governments;

     4. Respect for confidential information acquired in the course of one's work, except when otherwise legally obligated to disclose such confidential information;

     5. Compliance with Federal and State insider trading rules and regulations and the Company's policy on appropriate periods when trading in the Company's securities is permitted;

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     6.   Loyalty to the Company and avoidance of exploiting professional relationships for personal gains;

     7. Compliance with all Company policies and procedures, including those applicable to employees, generally; and

     8.   Accountability for adherence to the Code.

Each of the Covered Persons will promptly provide the Company's general counsel or the Company's audit committee with information concerning conduct the Covered Person reasonably believes to constitute a material violation by the Company, or its directors or officers, of the securities laws, rules or regulations or other laws, rules, or regulations applicable to the Company.

REPORTING VIOLATIONS OF THE CODE

Each of the Covered Persons will promptly report any violation of the Code to the Company's general counsel or to the Company's audit committee or, in absence of an audit committee, the Company's board of directors, as applicable.

WAIVER AND AMENDMENT OF THE CODE

The Company's audit committee, as well as the Company's board of directors, will have the authority to approve a waiver from any provision of the Code. The Company will publicly disclose information concerning any waiver or an implicit waiver of the Code as required by applicable law. A waiver means the approval of a material departure from a provision of the Code. The Company will publicly disclose any substantive amendment of the Code as required by applicable law.

ACCOUNTABILITY FOR ADHERENCE TO THE CODE

The Company's audit committee (or in its absence the Company's board of directors) will assess compliance with the Code, report violations of the Code to the board of directors, and, based upon the relevant facts and circumstances, recommend to the board appropriate action. A violation of the Code may result in disciplinary action including termination of employment.

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